UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   July 8, 2014

CNS RESPONSE, INC.

(Exact name of Company as specified in its charter)

Delaware	001-35527	87-0419387
(State or other	(Commission File No.)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

85 Enterprise, Suite 410

Aliso Viejo, CA 92656

(Address of principal executive offices)

(949) 420-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Between July 8, 2014 and July 11, 2014, CNS Response, Inc. (the “Company”) sold and issued an aggregate of 940,000 shares of its common stock, par value $0.001 per share (“Common Stock”), at a price of $0.25 per share, in a private placement to five accredited investors, for which it received gross cash proceeds of $235,000. These investors included our Chairman, Thomas Tierney, and Director, Robert Follman, who each purchased 400,000 shares of Common Stock for $100,000 each; an entity beneficially owned by our Director, Walter Schindler, that purchased 40,000 shares of Common Stock for $10,000; our Chief Executive Officer, George Carpenter and his wife Jill Carpenter, purchased 50,000 shares of Common Stock for $12,500; our Chief Financial Officer, Paul Buck, also purchased 50,000 shares of Common Stock for $12,500.

The related subscription agreement (the “Subscription Agreement”), dated as of July 8, 2014, between the investors and the Company provides that shares with an aggregate value of up to $1.0 million may be issued by the Company in the private placement until July 31, 2014, unless extended or terminated earlier by the Company’s Board of Directors. The private placement is not subject to a minimum subscription amount and the Company cannot provide any assurances that it will receive any particular amount of proceeds in the private placement.

The private placement is being made pursuant to an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D thereunder, as the shares of Common Stock are being issued to accredited investors, without a view to distribution, and are not issued through any general solicitation or advertisement. The shares of Common Stock have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3.02	Unregistered Sales of Equity Securities.

The description of the private placement and the related subscription agreement is incorporated herein by reference to Item 1.01 hereof.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Response, Inc.

	By:	/s/ Paul Buck
July 14, 2014		Paul Buck
Chief Financial Officer